Exhibit (a)(1)(E)
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Woodhead Industries, Inc.
by
MLX Acquisition Corp.
a wholly-owned subsidiary of
Molex Incorporated
at
$19.25 Net Per Share

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, AUGUST 4, 2006, UNLESS THE OFFER IS EXTENDED.

July 10, 2006

To Our Clients:

Enclosed for your consideration is an Offer to Purchase dated July 10, 2006 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) relating to the Offer by MLX Acquisition Corp., a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of Molex Incorporated, a Delaware corporation (“Molex”), to purchase for cash all outstanding shares of common stock, par value $1.00 per share (the “Shares”), of Woodhead Industries, Inc., a Delaware corporation (“Woodhead”), at a purchase price of $19.25 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal enclosed herewith.

We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used to tender Shares held by us for your account.

Accordingly, we request your instructions as to whether you wish to tender on your behalf any of or all of the Shares held by us for your account upon the terms and subject to the conditions set forth in the Offer.

Your attention is directed to the following:

1.	The Offer price is $19.25 per Share, net to the seller in cash, without interest thereon.

2.	The Offer is being made for all outstanding Shares.

3.	The Board of Directors of Woodhead has unanimously approved the Offer and determined that terms of the Offer are advisable and fair to, and in the best interests of, the stockholders of Woodhead and unanimously recommends that stockholders accept the Offer and tender their Shares to the Purchaser pursuant to the Offer.

4.	The Offer and withdrawal rights expire at 12:00 midnight, New York City time, on Friday, August 4, 2006, unless extended.

5.	The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 30, 2006 (as it may be amended or supplemented from time to time, the “Merger Agreement”), among Molex, the Purchaser and Woodhead. The Merger Agreement provides, among other things, for the making of the Offer by Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the Delaware General Corporation Law, the Purchaser will be merged with and into Woodhead (the “Merger”). Following the Merger, Woodhead will continue as the surviving corporation, wholly-owned by Molex, and the separate corporate existence of the Purchaser will cease.

6.	The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which represents at least a majority of the outstanding Shares on a fully-diluted basis on the date of purchase, and (2) all applicable waiting periods having expired or been terminated under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the German Act Against Restraints of Competition and under any material applicable foreign statute or regulation. The Offer is also subject to other conditions described in the Offer to Purchase.

7.	Any stock transfer taxes applicable to a sale of Shares to the Purchaser pursuant to the Offer will be borne by the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal, and is being made to all holders of Shares. The Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. The Offer is not being made to, nor will tenders be accepted from, or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

If you wish to have us tender any of or all of the Shares held by us for your account, please so instruct us by completing, executing and returning to us the instruction form set forth on the reverse side of this letter. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in such instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

Instructions with respect to the
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of

Woodhead Industries, Inc.

by

MLX Acquisition Corp.

a wholly-owned subsidiary of

Molex Incorporated

at

$19.25 Net Per Share

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, AUGUST 4, 2006, UNLESS THE OFFER IS EXTENDED.

The undersigned acknowledge(s) receipt of your letter, the enclosed Offer to Purchase dated July 10, 2006 and the related Letter of Transmittal, in connection with the offer by MLX Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Molex Incorporated, a Delaware corporation, to purchase all outstanding shares of common stock, par value $1.00 per share (the “Shares”), of Woodhead Industries, Inc., a Delaware corporation, at a purchase price of $19.25 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in such Offer to Purchase and related Letter of Transmittal.

Number of Shares to be Tendered*:

Dated:                      , 2006

I (we) understand that if I (we) sign this instruction form without indicating a lesser number of Shares in the space above, all Shares held by you for my (our) account will be tendered.

Signature(s)

Print Name(s)

Print Address(es)

Area Code and Telephone Number

Tax ID or Social Security Number(s)

*	Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.

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